Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (commission file No. 33-51584), on Form S-8 (commission file No. 33-68890), and on Form S-8 (commission file No. 333-28571) of our reports dated February 18,2005, except for Note 3 as to which the date is March 15,2005 with respect to the consolidated financial statements and financial statement schedule of Appliance Recycling Centers of America, Inc., and Subsidiaries appearing in this Annual Report on Form l0-K for the year ended January 1, 2005.

McGLADREY & PULLEN, LLP

Minneapolis, Minnesota
March 26, 2005